Exhibit No (10)h

SUPPLEMENTAL BENEFIT PLAN

TO THE

KIMBERLY-CLARK CORPORATION

PENSION PLAN

Amended and Restated Effective as of December 31, 2005

This Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan (the “Plan”) is intended to be an unfunded “excess benefit plan” within the meaning of Section 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974. As such, the purpose of this Plan is solely to provide benefits to participants in the Kimberly-Clark Corporation Pension Plan as amended and restated from time to time (the “Retirement Plan”), which exceed the limitation on benefits imposed by Section 415 of the Internal Revenue Code of 1986, or any comparable provision of any future legislation which amends, supplements or supersedes that Section (“Section 415 of the Code”).

The terms and provisions of this Plan are as follows:

1.	Each term which is used in this Plan and also used in the Retirement Plan shall have the same meaning herein as under the Retirement Plan.

Notwithstanding the above, for purposes of this Plan, where the following words and phrases appear in this Plan they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

(a)	Benefit: A benefit payable pursuant to, and determined in accordance with the provisions of this Plan.

(b)	Change of Control: A Change of Control shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Corporation having 20 percent or more of the total number of votes that may be cast for the election of Directors of the Corporation, or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before the transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

(c)	“Grandfathered Benefit” shall mean the portion of the Benefit considered deferred under this Plan on or before December 31, 2004 as determined in accordance with Section 409A of the Code and the guidance promulgated thereunder.

(d)	Investment Grade: A bond rating of BBB minus, or its equivalent, by one of the nationally recognized rating agencies.

(e)	Lump Sum Payment: A form of benefit payable as a lump sum cash payment, actuarially determined based on the rate of interest equivalent to the yield on a 30-year Treasury Bond as published in the Federal Reserve Statistical Release for the week that contains the first business day of the month prior to the date such Lump Sum payment is payable under this Plan, or such other rate as determined pursuant to uniform Committee rules, and the mortality table set forth for determining actuarial equivalent benefits under Section 10.1(a) of the Retirement Plan, and (i) in the case of a lump sum payment pursuant to Section 4(a) or (b) of this Plan, based on the Participant’s Benefit payable from this plan and his age at the date of such lump sum payment, and (ii) in the case of a lump sum payment pursuant to Section 4(c) or 4(d) of this Plan, based on the Participant’s Benefit payable under this Plan, the earliest age at which his Benefit from the Retirement Plan could commence if he terminated employment, and the early retirement reduction factor applicable at such age of commencement. Notwithstanding the foregoing, the 30-year Treasury Bond yield shall be used in determining a lump sum cash payment so long as such rate is published by the Federal Reserve. In the event that the Federal Reserve ceases to publish the 30-year Treasury Bond rate, a lump sum cash payment will be actuarially determined based on the rate of interest equivalent to the yield on the longest term Treasury Bond published in the Federal Reserve Statistical Release which is no more than 30-years but not less than for a 10-year term.

(f)	Participant: A participant in the Retirement Plan who (i) is a “managerial or highly compensated employee” of an Employer, within the meaning of Title I of ERISA, and (ii) is eligible to receive a Benefit upon his termination of employment.

(g)	“Timely Elected” shall mean as follows:

(i)	For payments which commence under the Retirement Plan prior to January 1, 1996, the Participant has elected to receive such Lump Sum Payment either (aa) in the calendar year prior to the year in which the payments are eligible to commence under the Retirement Plan or (bb) at least 90 days prior to the date such Lump Sum payment is payable under this Supplemental Benefit Plan;

(ii)	For payments which commence under the Retirement Plan on or after January 1, 1996 and prior to February 18, 2002, the Participant has elected to receive such Lump Sum Payment no later than the earlier of (aa) the calendar year prior to the year in which the payments are eligible to commence under the Retirement Plan, (bb) at least 90 days prior to the date such Lump Sum payment is payable under this Supplemental Benefit Plan or (cc) for Participants who terminate employment prior to having attained age 55, the calendar year in which the Participant attained age 54.

(iii)	For payments which commence under the Retirement Plan on or after February 18, 2002 the Participant has elected to receive such Lump Sum Payment no later than the calendar year prior to the year in which the payments are eligible to commence under the Retirement Plan.

(iv)	In the event of the death of the Participant who has not commenced payments under this Supplemental Benefit Plan, the Participant’s surviving spouse or designated beneficiary, as the case may be may, with the consent of the Retirement Trust Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the Participant’s date of death.

(v)	In the event that a Participant terminates service due to a Disability as described in Section 4.5, the Participant may, with the consent of the Retirement Trust Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the date the Participant is determined to be disabled by the Committee for the Pension Plan.

2.	So long as a Pensioner (or the spouse or designated beneficiary, as the case may be of a former Employee) shall be entitled to receive benefits under the Retirement Plan, there shall be paid under this Plan to such Pensioner (or such spouse or designated beneficiary, as the case may be) such amounts of Disability Benefit, Basic Benefit, Optional Joint and Survivor Benefit, Pensioners Benefit, Survivors Benefit, Optional Years Certain and Life Benefit, Deferred Benefit, Automatic Survivor’s Benefit, and any other benefits including benefits distributed upon termination of the Plan (as the case may be) as would have been paid to such person under the Retirement Plan without regard to the limitation on benefits imposed by Section 415 of the Code, but only to the extent that the amount of such benefits exceeds such limitation. Except as provided in Section 4, such amounts relating to Grandfathered Benefits shall be paid to such person on the same terms and conditions, at the same times, and pursuant to the same elections made by the Employee, as they would have been if paid under the Retirement Plan, were it not for such limitation on benefits. Any portion of a Participant’s Benefit which is not a Grandfathered Benefit shall be paid as a Lump Sum Payment pursuant to Section 4.

3.

The Employer may enter into a contract with any Employee who it is projected will be entitled to receive benefits under this Plan, or with any Pensioner (or any spouse or designated beneficiary) who is entitled to receive benefits under this

Plan, stipulating the terms and manner of payments to be made under this Plan, but the entitlement of a Pensioner (or spouse or designated beneficiary) to receive benefits under this Plan shall not be conditioned upon the entering into of such a contract prior to the entitlement to benefits under this Plan.

4.	Notwithstanding any other provision of the Retirement Plan, a Participant (or surviving spouse or designated beneficiary, as the case may be) shall be entitled to elect to receive his Grandfathered Benefit payable under Section 2 as a Lump Sum Payment (subject to any applicable payroll or other taxes required to be withheld) under the following circumstances:

(a)	The Participant (or surviving spouse or designated beneficiary, as the case may be) has Timely Elected to receive such Lump Sum Payment;

(b)	the Corporation experiences a Change in Control; or

(c)	the Corporation’s long-term credit rating falls below Investment Grade.

If a Participant (or surviving spouse or designated beneficiary, as the case may be) elects a Lump Sum Payment pursuant to subsection 4(a) above, such election is subject to approval by the Retirement Trust Committee in its sole discretion. In addition, the Lump Sum Payment shall be payable at the same time as the payments are eligible to commence under the Retirement Plan.

If a Participant (or surviving spouse or designated beneficiary, as the case may be) elects a Lump Sum Payment pursuant to subsections 4(b) or 4(c) above, the Lump Sum Payment shall be reduced for active Employees by a penalty equal to ten percent (10%) of the Grandfathered Benefit otherwise payable and for former Employees (or spouses or designated beneficiaries) by a penalty equal to five percent (5%) of the Grandfathered Benefit otherwise payable. Such penalty shall be permanently forfeited and shall not be paid to, or in respect of, the Employee, former Employee, or spouse or designated beneficiary. In addition, such election must be made within two years after a Change in Control or within 90 days after the date the Corporation’s long-term credit rating falls below Investment Grade. Such Lump Sum Payment shall be paid within thirty days of the date of election.

Notwithstanding any other provisions of this Plan to the contrary, except where waived by the Participant’s spouse as required under the provisions of the Retirement Plan, all Grandfathered Benefits payable to a Participant shall be paid in the same form as the benefits would be payable under the Retirement Plan. Provided, however, for each Participant whose employment terminates after February 18, 2002, if the amount of the Lump Sum Distribution, calculated as if such Participant (or surviving spouse or designated beneficiary, as the case may be) had made an election to receive a Lump Sum Distribution at the earliest time that such person could have made an election under subsection 4(a), does not exceed $25,000, then such Lump Sum Distribution shall be paid at the earliest time such person could have made an election under subsection 4(a).

Notwithstanding any other provision in this Plan, any portion of a Participant’s Benefit which is not a Grandfathered Benefit shall automatically be paid as a Lump Sum Payment. Such payment shall be made following the date which is six months after the Participant’s separation from service (or, if earlier the date of death of the Participant).

Notwithstanding any other provisions of this Supplemental Benefit Plan to the contrary, (i) in the event that a portion of the Lump Sum Payment of a Grandfathered Benefit due a Participant pursuant to this Section 4 would not be deductible by the Company pursuant to Section 162(m) of the Code, the Company, at its discretion, may postpone payment of such amounts to the Participant until such time that the payments would be deductible by the Company, (ii) in the event that a portion of the Lump Sum Payment of a Participant’s Benefit which is not a Grandfathered Benefit due a Participant pursuant to this Section 4 would not be deductible by the Company pursuant to Section 162(m) of the Code, the payment will be delayed where the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of section 162(m); provided that the payment shall be made either at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m). Provided, however, that no payment postponed pursuant to this subsection 4 shall be postponed beyond the first anniversary of the date such Participant terminated employment. Any Lump Sum Payment postponed pursuant to this subsection 4 shall include interest for the period such Lump Sum Payment is postponed at a per annum rate equal to the six-month U.S. Treasury Bill secondary market rate as published by the Federal Reserve Board for the calendar week ending prior to January 1 (for terminations of employment in either of the two subsequent fiscal quarters ending March 31 or June 30) or prior to July 1 (for terminations of employment in either of the two subsequent fiscal quarters ending on September 30 or December 31), or such other rate as determined pursuant to uniform Committee rules.

5.	If a Participant has received a Lump Sum Payment pursuant to Section 4 above, such Participant may accrue an additional Benefit under this Plan after the date of such Lump Sum Payment, provided, however, that such future participation shall not result in duplication of benefits. Accordingly, if he has received a distribution of a Benefit under the Plan by reason of prior participation, his Benefit shall be reduced by the actuarial equivalent (at the date of the later distribution) of the present value of the Benefit previously paid hereunder.

6.	This Plan shall not be a funded plan, and the Corporation shall be under no obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Employer.

7.

The Corporation by action of the Board of Directors, shall have the right at any time to amend this Plan in any respect, or to terminate this Plan; provided, however, that no such amendment or termination shall be effective to the extent it eliminates or reduces any “Section 411(d)(6) protected benefit” or adds or modifies conditions relating to “Section 411(d)(6) protected benefits” the result of which is a further restriction on such benefit unless such protected benefits are preserved with respect to benefits accrued as of the later of the adoption date or effective date of the amendment. “Section 411(d)(6) protected benefits” are benefits described in Section 411(d)(6)(A) of the Internal Revenue Code of 1986, early retirement benefits and retirement-type subsidies, and optional forms of benefit.

8.	The Committee under the Retirement Plan, as constituted from time to time, shall administer this Plan and shall have the same powers and duties, and shall be subject to the same limitations as are set forth in the Retirement Plan.

9.	Subject to the provisions of Section 5, this Plan shall terminate when the Retirement Plan terminates.